Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference therein of our report dated March 14, 2022, with respect to the consolidated financial statements of Hippo Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021 in the Registration Statement (Form S-3 No. 333-3259040) and related Prospectus of Hippo Holdings Inc. for the resale of 12,665,621 shares of its common stock issued in connection with the Merger by certain of the Selling Securityholders, the resale by certain of the Selling Securityholders of up to 2,200,000 shares of common stock issued in the PIPE investment, the issuance and resale of 583,701 shares of common stock reserved for issuance upon the exercise of options to purchase common stock, the issuance and resale of up to 201,498 shares of its common stock that may be issued upon exercise of Public Warrants, and the resale of up to 4,400,000 of Private Warrants.

/s/ Ernst & Young LLP

San Francisco, California

November 14, 2022